UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                              FORM 15

CERTIFICATION  AND  NOTICE  OF TERMINATION  OF  REGISTRATION  UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number       0-2936
                                                             ------

                        SCHWERMAN TRUCKING CO.
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      (Exact name of registrant as specified in its charter)


611 South 28th Street, P.O.Box 1601, Milwaukee,WI 53201-1601,414/671-1600
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 7% Cumulative Convertible Preferred
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(Titles of all classes of securities for which a duty to file under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   X               Rule 12h-3(b)(1)(i)   X
                             ---                                   ---
        Rule 12g-4(a)(1)(ii)                  Rule 12h-3(b)(1)(ii)
                             ---                                   ---
        Rule 12g-4(a)(2)(i)                   Rule 12h-3(b)(2)(i)
                             ---                                   ---
        Rule 12g-4(a)(2)(ii)                  Rule 12h-3(b)(2)(ii)
                             ---                                   ---
                                              Rule 15d-6
                                                                   ---

Approximate number of holders of record as of the certification or notice date: None
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Pursuant to the requirements of the Securities Exchange Act of 1934
Schwerman Trucking Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 2, 1997                   By: Jack F. Schwerman
                                         Jack F. Schwerman, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.